UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2010

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

(Address of principal executive offices and zip code)

(405) 600-0711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 21, 2010, GMX Resources Inc., an Oklahoma corporation (“GMXR”), entered into a Second Amendment to Restated Loan Agreement (the “Second Amendment”). The Second Amendment amends the Fourth Amended and Restated Loan Agreement dated effective as of July 8, 2010, among GMXR, Capital One, National Association, as administrative agent, arranger and bookrunner, for the Lenders (the “Agent”), BNP Paribas, as syndication agent, and Compass Bank, as documentation agent (the “Restated Loan Agreement”).

The Second Amendment (i) adds a financial covenant pertaining to GMXR’s “Total Senior Secured Debt” to EBITDA, (ii) amends a financial covenant, and (iii) modifies interest rate provisions. The Second Amendment also provides that the borrowing base shall remain at $130.0 million until the next redetermination.

As added by the Second Amendment, GMXR is required to maintain, on a monthly basis as of the last day of each month, a ratio (on a rolling twelve month basis) of Total Senior Secured Debt to EBITDA (as defined) during the preceding twelve (12) months not to exceed 2.50 to 1.00. As used in the agreement, “Total Senior Secured Debt” means GMXR’s Indebtedness (as defined) plus any other senior secured indebtedness for borrowed money owing by the GMXR or any subsidiaries which is secured by a lien (whether on any of GMXR’s property which is not collateral or on a pari passu basis with the Indebtedness).

As amended by the Second Amendment, GMXR is required to maintain, on a monthly basis as of the last day of each month, a ratio (on a rolling twelve month basis) of Total Net Debt to EBITDA during the preceding twelve months not to exceed the following levels:

Period	Maximum Ratio
June 1, 2010 through November 30, 2010	4.50 to 1.00
December 1, 2010 through February 28, 2011	4.75 to 1.00
March 1, 2011 through August 31, 2011	4.60 to 1.00
September 1, 2011 through October 31, 2011	4.40 to 1.00
November 1, 2011 through Maturity Date	4.00 to 1.00

As amended by the Second Amendment, GMRX is required to deliver a monthly EBITDA certificate within 45 days after the end of each month setting forth the Total Net Debt to EBITDA ratio and the Total Senior Secured Debt to EBITDA ratio, in each case as defined under the agreement. Upon delivery by GMXR of the monthly EBITDA certificate which sets forth the Total Net Debt to EBITDA ratio as being 4.00 to 1.00 or higher, the applicable LIBO rate margin and the applicable prime rate margin are automatically adjusted, effective on the first day of the month in which the monthly EBITDA certificate is delivered, as set forth in the agreement. If at any time a monthly EBITDA certificate is not delivered when required, then the applicable LIBO rate margin will be 6.00% and the applicable prime rate margin will be 3.75%. The increased margins will remain in effect until the date that GMXR delivers a monthly EBITDA certificate to the agent that sets forth the Total Net Debt to EBITDA ratio as being less than 4.00 to 1.00.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

On December 21 and 22, 2010, GMXR entered into exchange agreements with one holder of its 5.00% Convertible Senior Notes due 2013 (the “2013 Convertible Notes”). Pursuant to these agreements, as consideration for the surrender by the holder of $2,250,000 aggregate principal amount of the 2013 Convertible Notes, GMXR will issue to the holder an aggregate of 380,250 shares of GMXR common stock, par value $0.001 per share (the “Common Stock), along with cash consideration relating to accrued and unpaid interest. This issuance of the Common Stock is being effected pursuant to Section 3(a)(9) of the Securities Act of 1933, and accordingly such Common Stock is exempt from registration as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

ITEM 7.01	REGULATION FD DISCLOSURE.

On December 22, 2010, GMXR issued a press release regarding the Second Amendment, an operational update and other matters. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amendment to Restated Loan Agreement, dated as of December 21, 2010, among GMX Resources Inc., the Lenders named therein, Capital One, National Association, as administrative agent, arranger and bookrunner, for the Lenders, BNP Paribas, as syndication agent, and Compass Bank, as documentation agent.

99.1	Press Release dated December 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: December 23, 2010	By:	/s/ James A. Merrill
		Name:	James A. Merrill
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Restated Loan Agreement, dated as of December 21, 2010, among GMX Resources Inc., the Lenders named therein, Capital One, National Association, as administrative agent, arranger and bookrunner, for the Lenders, BNP Paribas, as syndication agent, and Compass Bank, as documentation agent.

99.1	Press Release dated December 22, 2010.